Exhibit 23.3

DEGOLYER AND MACNAUGHTON
500 I SPRING VALLEY ROAD
SUITE 800 EAST
DALLAS, TEXAS 75244

October 5, 2009

Magnum Hunter Resources Corporation
777 Post Oak Blvd., Suite 910
Houston, Texas 77056

Ladies and Gentlemen:

We consent to the incorporation by reference in the Registration Statement on Form S-3 (SEC File No. 333-146782) filed on October 5, 2009, of Magnum Hunter Resources Corporation of the reference to our reports titled "Appraisal Report as of December 31, 2007 on Certain Properties owned by Petro Resources Corporation" and "Appraisal Report as of December 31, 2008 on Certain Properties owned by Petro Resources Corporation," which appears in the annual report on Form 10-K for the year ended December 31, 2008, for Petro Resources Corporation.

Very truly yours, /s/ DeGOLYER and MacNAUGHTON DeGOLYER and MacNAUGHTON